Exhibit 23.4

Consent of Energy & Geoscience Institute

We consent to the use and incorporation by reference in the Registration Statement on Form S-3 of Raser Technologies, Inc. (the “Company”) of our report related to the Thermo geothermal resource issued in March of 2008, and we consent to the use of all quotations, summaries or information derived from such report, including any geothermal reserve information, included or incorporated by reference in the Registration Statement and any amendments thereto. We also consent to all references to us included or incorporated by reference in the Registration Statement.

Energy & Geoscience Institute

/s/ Raymond A. Levey
Name:	Raymond A. Levey
Title:	Director

May 28, 2009